Exhibit 99.1


                                                         Mark Palmer
                                                         (713) 853-4738

JEFF MCMAHON RESIGNS AS ENRON PRESIDENT, COO

FOR IMMEDIATE RELEASE: Friday, April 19, 2002

           HOUSTON - Enron Corp. announced today that Jeffrey McMahon will resign as president and chief operating officer of the company effective June 1, 2002.

           McMahon, 41, was named to his current position in January and has been working closely with interim chief executive officer Stephen Cooper on a plan to reorganize the company as an asset-backed energy concern focused on pipelines and power.

           "I strongly believe that the best course for the Enron estate, its creditors and its employees is to use our core pipeline and electricity assets to create a new company apart from the litigation and diversions of bankruptcy," McMahon said. "For that effort to have every chance of success, it became clear to me that outside leadership is required. Because I thrive in challenging situations, this decision was personally difficult. But professionally, I believe that making room for new leadership before we announce the plan for the new company is best for Enron's stakeholders and for me."

           The decision to resign was McMahon's, and Cooper said he accepted that decision in order to keep the company focused on the future.

           "Regrettably, I support Jeff's decision," Cooper said. "Last fall, during tremendous turmoil within the organization, Jeff stepped up as a true leader. He worked tirelessly to create value for the company and as an advocate for employees. He is an exceptional individual."


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           Cooper said McMahon's position will not be filled until the company progresses with the rollout of the new company. Cooper has asked McMahon to remain available after June 1 to assist with the formation of the new company.

           McMahon joined Enron in 1994 and spent three years in the London office as chief financial officer for Enron's European operations. Since that time, he has held several executive positions in the company. Last October, McMahon was named chief financial officer of Enron as part of a reorgnanization of its executive ranks, and in January he was named president and chief operating officer.

           Enron delivers energy and other physical commodities and provides other energy services to customers around the world. Enron's Internet address is www.enron.com.









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